Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-121013 and 333-102896), Form S-4 (No. 333-116378) and Form S-8 (Nos. 333-119094, 333-118058, 333-106383, 333-66346 and 333-43612) of RITA Medical Systems, Inc. of our report dated April 29, 2005 relating to management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP

San Jose, California

April 29, 2005